Registration No. 333-152627

Registration No. 333-144444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Louisiana Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Louisiana	20-8715162
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1600 Veterans Memorial Boulevard, Metairie, Louisiana	70005
(Address of Principal Executive Offices)	(Zip Code)

Louisiana Bancorp, Inc. 2007 Stock Option Plan Bank of New Orleans Employees’ Savings & Profit Sharing Plan
(Full Title of the Plans)

Lawrence J. LeBon, III Chairman, President and Chief Executive Officer Louisiana Bancorp, Inc. 1600 Veterans Memorial Boulevard Metairie, Louisiana 70005 (504) 834-1190	Copies to: Hugh T. Wilkinson, Esq. Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-8 of Louisiana Bancorp, Inc. (the “Company”) (together, the “Registration Statements”):

•	Registration Statement No. 333-152627 registering 634,573 shares of common stock of the Company under the Company’s 2007 Stock Option Plan; and

•	Registration Statement No. 333-144444 registering 100,000 shares of common stock of the Company under the Bank of New Orleans Employees’ Savings & Profit Sharing Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2015, by and between the Company and Home Bancorp, Inc. (“Home Bancorp”), the Company is being merged with a subsidiary of Home Bancorp and immediately thereafter merged with and into Home Bancorp, effective after the close of business on September 15, 2015 (the “Merger”). Upon consummation of the Merger, each outstanding share of common stock of the Company (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive the merger consideration of $24.25 in cash.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company and any related plan participation interests registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Metairie, Louisiana, on this 15th day of September 2015.

LOUISIANA BANCORP, INC.

By:	/s/ Lawrence J. LeBon, III
Lawrence J. LeBon, III
Chairman, President and Chief Executive Officer